Exhibit 10.152

                               EMPLOYMENT CONTRACT

     This Employment Contract ("Agreement") is executed and delivered as of August 12, 2003, by and between Mace Security International, Inc., a Delaware corporation ("Company"), and Louis D. Paolino, Jr., an individual ("Employee").

                                    RECITALS

     The Company and Employee are parties to an Employment Contract dated May 24, 1999. This Agreement replaces in its entirety the Employment Contract dated May 24, 1999. The Company conducts diversified businesses, including, without limitation, personal security device marketing and car wash services operations ("Business"). The Employee is an executive with extensive experience in corporate management. The Employee is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Company desires to retain Employee as Chairman and Chief Executive Officer and the Employee desires to accept the position offered.
     Employee will be employed by Company in a confidential relationship wherein Employee, in the course of employment with Company, will become familiar with and aware of information as to the specific manner of doing business and the customers of Company and its affiliates and the Company's future plans. The information Employee has and will have knowledge of are trade secrets and constitute valuable goodwill of Company. Employee recognizes that the business of Company is dependent upon a number of trade secrets and confidential business information, including customer lists and customer data. The protection of these trade secrets is of critical importance to Company. Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee's employment with Company and for a period following the termination of this Agreement or Employee's employment, Employee should violate the provisions of paragraph 4 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.
     NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:

     1. Services.

     (a) Company hereby employs Employee as its Chief Executive Officer, and the material duties of Employee and Employee's titles and duties may not be changed without the Employee's consent. Employee shall be appointed the Chairman of the Company's Board of Directors.
     (b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Board of Directors of the Company.
     (c) Employee's employment shall be for a full_time position. Employee shall not, without the prior written consent of Company, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage, if such activity interferes with Employee's duties and responsibilities under this Agreement. Employee may make personal investments in such form or manner as will neither require Employee's services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Paragraph 4.
     2. Compensation.
     (a) For all services to be rendered by Employee to Company, Company shall pay Employee an initial salary computed and earned ratably over twelve months at the rate of Four Hundred Thousand Dollars ($400,000) per year, commencing on the date hereof, payable in accordance with Company's normal payroll procedures. The rate of Employee's salary may be adjusted from time to time during the term of this Agreement, upon the consent of Employee and the Board of Directors of the Company or the compensation committee thereof.
     (b) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its employees, then Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit sharing or stock purchase plans for which Employee qualifies; and (iii) participation in any other employee benefits which Company accords to its employees and for which Employee qualifies.
     (c) During the term of Employee's employment with Company, Employee shall be entitled to reimbursement for reasonable business expenses, including gasoline, incurred on behalf of Company. Reimbursement for business expenses will be provided to Employee on the same basis and under the same guidelines as are applicable to all of Company's employees. The Company shall lease a vehicle for Employee's personal use. The leased vehicle shall be a premium car of Employee's choice but will not be a super premium vehicle such as a Rolls Royce or Bentley. The expense of the leased vehicle may not exceed $1,500 per month.

     (d) Upon the occurrence of a Change of Control Event, as hereafter defined, Employee shall be paid a lump sum cash bonus of $2,500,000. For purposes of this Agreement a Change of Control Event shall be any of the events set forth in items (i) through and including (iii) below:

                    (i) the acquisition in one or more transactions by any "Person", excepting Employee, as the term "Person" is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")), of "Beneficial Ownership" (as the term beneficial ownership is used for purposes or Rule 13d-3 promulgated under the 1934
           Act) of the fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"). For purposes of this Paragraph i, Voting Securities acquired directly from the Company and from third parties by any Person shall be included in the determination of such Person's Beneficial Ownership of Voting Securities.

                    (ii) the approval by the shareholders of the Company of: (A) a merger, reorganization or consolidation involving the Company, if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) a complete liquidation or dissolution of the Company, or (C) an agreement for the sale or other disposition of 50% or more of the assets of the Company and a distribution of the proceeds of the sale to the shareholders.

                    (iii) the acceptance by shareholders of the Company of shares in a share exchange, if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

     3. Term. The period of Employee's employment with the Company shall commence on the date of this Agreement and shall continue for three years thereafter, unless sooner terminated in accordance with the provisions of this Agreement ("Term"). After expiration of the Term, Employee's employment shall continue thereafter on an at-will month-to-month basis, until terminated by either party to the Agreement.
     4. Noncompetition Covenants.
     (a) Employee agrees that the noncompetition covenants contained in this Paragraph 4 are a material and substantial part of this Agreement.
     (b) Employee covenants that during Employee's employment with Company and for three months following the termination of Employee's employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) through (v) below:
             (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the personal security device industry or in the car wash services industry within the United States ("the Territory");
             (ii) call upon any person who is, at the time of the contact, an employee of Company or its affiliates, if the purpose and intent of the contact is to entice such employee away from or out of the employ of Company or its affiliates;
             (iii) call upon any person or entity which is, at the time of the contact, a customer of the Company or its affiliates for the purpose of soliciting or selling any of the items or services which are the items or services offered by the Company or its affiliates;
             (iv) disclose the identity of the customers of Company or its affiliates, whether in existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever;

             (v) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above;

     For the purposes of this Agreement, the term "affiliates" shall mean one or more of: (A) each subsidiary of Company, and (B) each other entity under the direct or indirect control of the Company.
         (c) The Company will sustain significant losses and damages, if Employee breaches the covenants in this Paragraph 4. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee's breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.
         (d) It is agreed by the parties that the covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.
         (e) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.
         (f) The covenants in this Paragraph 4 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all time during which Employee is in violation of any provision of this Paragraph 4 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee, and provided that no such exclusion shall include the time an action is pending, if the action is finally determined in Employee's favor.

         5. Confidential Information. It is expressly acknowledged by the Employee that customer lists, orders, current and closed out orders, prospect lists, documents containing the names or addresses of existing or potential customers, information regarding the Company's financial condition or business plans, the methods by which the Company serves its customers or conducts its operations, as well as other business procedures, are the property of the Company and constitute confidential information or trade secrets of the Company ("Confidential Information"). Employee agrees to maintain the confidentiality of the Confidential Information and further agrees that Employee will not, directly or indirectly, use or disclose Confidential Information to any natural or legal person, other than authorized employees or agents of the Company, during the Term or thereafter. All Confidential Information and all correspondence, reports, charts, products, records, designs, patents, plans, manuals, "field guides," memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of Company, its representatives, customers and government entities (including, without limitation, customers obtained for Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to its discretion and control and shall be delivered, together with any and all copies thereof, promptly to Company upon request at any time and without request upon completion or other termination of Employee's employment hereunder.
         6. Inventions. Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within three months thereafter and which are related to the business or activities of Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment, and shall be binding upon Employee's heirs, assigns, executors, administrators and other legal representatives.

         7. Termination; Rights of Termination. Employee's employment under this Agreement may be terminated during the term hereof in any one or more of the following ways:
         (a) Employee shall be terminated automatically upon the death or resignation of Employee. The parties agree that Employee may resign at any time without such resignation constituting a breach of this Agreement.
         (b) By Company upon written notice to Employee upon:

               (i) Employee's unsatisfactory performance of his duties or other obligations under this Agreement, as determined in good faith by the Company after having given Employee notice of the unsatisfactory performance, including without limitation, Employee's refusal or inability to competently perform his obligations under this Agreement, as determined in good faith by the Company, except where non-performance is caused by disability;
               (ii) Employee's inability to perform his duties under this
                    Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 90 days, either consecutive or cumulative during any one-year period;
               (iii) Employee being adjudicated by a court that Employee
                    committed sexual harassment or racial discrimination toward other employees of the Company;
               (iv) gross negligence or willful misconduct with respect to the
                    Company or any of its affiliates or subsidiaries, including, without limitation proven dishonesty in the course of employment, or a conviction of a felony or a misdemeanor involving moral turpitude, or a finding of adjudication withheld, with imposition of a sentence, to either a felony or a misdemeanor involving moral turpitude, or the entering of a plea of guilty or nolo contendere to a felony.
               (v) fraud, embezzlement or theft with respect to the Company or any of its affiliates or subsidiaries.
               (vi) alcohol abuse, use of controlled substances during
                    employment hours, or a positive test for use of controlled substances; or

         The written notice provided for herein shall state the reason for Employee's termination.

         (c) Upon termination of Employee's employment under this Paragraph 7 for any reason, Employee shall be entitled to receive Employee's salary accrued through the date of termination, plus any employee benefits which by their terms and provisions continue after such termination. In addition, upon termination of Employee's employment under this Paragraph 7 for any reason other than pursuant to Paragraph 7(a), Paragraph 7(b)(ii), Paragraph 7(b)(iii), Paragraph 7(b)(v) or Paragraph 7(b)(vi), Employee shall be entitled to receive and Company shall pay Employee immediately upon such termination a termination fee ("Termination Fee") in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000). The Termination Fee may be paid in three installments; provided, collateral for the installments is provided Employee. The collateral to be provided shall be a first lien on readily marketable assets having a fair market value of $2,000,000 or greater. If collateral is not provided, the Company must pay the Termination Fee in a lump sum upon termination. The installments of the Termination Fee, if paid in installments, would be $833,333 on termination, $833,333 on the first annual anniversary of termination and $833,334 on the second annual anniversary of termination.
         (d) In the event of termination of Employee's employment under this Agreement for any reason provided in this paragraph 7, or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee's obligations under this subparagraph and paragraphs 4, 5, and 6, and the Company's obligations under Paragraph 7(c) herein shall survive such termination. After such termination Employee shall have no right to receive any compensation hereunder, except as set forth in paragraph 7(c).
         8. Complete Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified, altered or otherwise amended only by a written instrument executed by both Company and Employee.
         9. No Waiver; Remedies Cumulative. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         10. Assignment; Binding Effect. Employee understands that Employee has been selected by Company on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company's successors and assigns. It is further understood and agreed that Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Company hereunder.
         11. Notice. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

         To Company:                        Chief Executive Officer
                                            1000 Crawford Place
                                            Mount Laurel, New Jersey 08054

         To Employee:                       Louis D. Paolino, Jr.

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U.
S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.
         12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in nay way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

         13. Gender. The use of the masculine pronoun in this Agreement has been used for convenience and shall apply to the Employee even where the Employee is a female.
         14. Governing Law. This Agreement shall in all respects be construed in accordance with the laws of the State of New Jersey.
         15. Insurance and Indemnification.
         (a) Subject to applicable law, for a period of six (6) years following completion of the Term, the Company will: (i) indemnify Employee and his heirs and representatives to the extent provided in the Company's Certificate of Incorporation in effect on the date of this Agreement and will not amend, reduce or limit rights of indemnity afforded to them or the ability of the Company to indemnify them, not hinder, delay or make more difficult the exercise of such rights of indemnity and (ii) maintain director and officer liability insurance coverage providing Employee with coverage (1) at least as favorable as the policies in effect immediately prior to the date hereof covering the Company's directors and officers or (2) as favorable as is available at a cost to the Company of up to 125% of the premiums currently being paid by the Company.
         (b) If any claim is (or claims are) made against Employee and his heirs and representatives, including legal counsel, arising from Employee's services as a director, officer and employee of the Company, within six (6) years from the expiration of the Term, the provisions of this Paragraph 15 respecting the Company's Certificate of Incorporation shall continue in effect until the final disposition of all such claims.
         (c) The Company agrees to provide written notice to Employee immediately upon learning of any claim or threatened claim against Employee by any third party relating to or arising out of the business of the Company or Employee's prior service as a director, officer, employee or controlling shareholder of the Company. The Company further agrees to provide to Employee any complaints and other relevant documentation related to such claims immediately upon receipt of such documentation.
         (d) Employee agrees that he will cooperate with and assist the Company, as is reasonably requested by the Company, in its defense of any action or proceeding against the Company, its directors, officers, employees or affiliates arising out of or in any way related to any transactions, events or other matters which occurred during the period of his employment with the Company, to the extent that such cooperation and assistance will not impair Employee's legal rights or remedies or increase the likelihood that Employee will incur any liabilities as a result thereof. This Agreement shall not preclude Employee from testifying in such action or proceeding. In the event that Employee does cooperate with and assist the Company in its defenses of such an action or proceeding, the Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance.

         16. Arbitration.
         (a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the "Rules") of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.
         (b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.
         (c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be take, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party's discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

         (d) The award pursuant to such arbitration will be final, binding and conclusive.
         (e) Counsel to Company and Employee in connection with the negotiation of and consummation of this Agreement shall be entitled to represent their respective party in any and all proceedings under this Paragraph or in any other proceeding (collectively, "Proceedings"). Company and Employee, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.
         IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the year and day above written.

                              MACE SECURITY INTERNATIONAL, INC.

                              /s/ Robert M. Kramer
                              ---------------------
                              By: Robert M. Kramer, Executive Vice President



                              /s/ Louis D. Paolino, Jr.
                              ----------------------------
                              Louis D. Paolino, Jr.